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                                                                    Exhibit 4(n)

                         CHANGE OF ANNUITANT ENDORSEMENT

Endorsement Effective Date: _______________

The following provision is added to the contract as of the effective date of this endorsement.

                          CHANGE OF ANNUITANT PROVISION

CAN YOU CHANGE AN ANNUITANT      If you are a person (not an entity), you may
UNDER THIS CONTRACT?             change an annuitant by written request on the
                                 payout date. You must name yourself or another
                                 owner as annuitant. Such change can only be
                                 made on the payout date while an annuitant is
                                 alive. There can be no more than two annuitants
                                 in total.

                                 If there is more than one owner, the written request for change must be signed by all persons named as owner. The written consent of all irrevocable beneficiaries and all collateral assignees, if any, must also be obtained prior to a change of annuitant.

CUNA Mutual Life Insurance Company
A Mutual Insurance Company


/s/ Jeff Post
------------------------------
President